Exhibit 23.8

This is a digital representation of a DeGolyer and MacNaughton report.

This file is intended to be a manifestation of certain data in the subject report and as such are subject to the same conditions thereof. The information and data contained in this file may be subject to misinterpretation; therefore, the signed and bound copy of this report should be considered the only authoritative source of such information.

July 5, 2012

Dr. Juan José Súarez Coppel

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Torre Ejecutiva, Piso 41

Colonia Petróleos Mexicanos

11311 Mexico, D.F. Mexico

Dear Dr. Súarez Coppel:

We hereby consent to (a) all references to DeGolyer and MacNaughton as set forth under the heading “Experts” in the Registration Statement on Form F-4 filed by Petróleos Mexicanos (the Form F-4), (b) all references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Business Overview-Exploration and Production-Reserves,” and “Item 19. Exhibits. Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of Petróleos Mexicanos for the year ended December 31, 2011 (the Form-20-F) incorporated in the Form F-4 by reference, and (c) the incorporation by reference in the Form F-4 of our third party report dated April 24, 2012, describing our review of the estimates of proved oil, condensate, natural gas liquids, sales gas, and total liquids equivalent reserves owned by the United Mexican States (Mexico) as of January 1, 2012, for certain fields located offshore of Mexico in the Southwest Marine Region, which report was originally filed as Exhibit 10.6 to the Form 20-F. The estimates included in our report were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(32) of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

/s/ DEGOLYER AND MACNAUGHTON
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716